Exhibit 99.1

Distributed Energy Systems Corp.

10 Technology Drive

Wallingford, CT 06492

(NASDAQ: DESC)

Contact:

At the Company:

Peter J. Tallian

Chief Financial Officer

(203) 678-2148

DISTRIBUTED ENERGY REPORTS RECEIPT OF NOTIFICATION FROM NASDAQ REGARDING

NON-COMPLIANCE WITH CONTINUED LISTING REQUIREMENTS

WALLINGFORD, CT, November 21, 2007 – Distributed Energy Systems Corp. (NASDAQ: DESC), which creates and delivers products and solutions for the decentralized energy marketplace, reported today that on November 19, 2007 it received a notification from the NASDAQ Listing Qualifications Department providing notification that, because of the appointment of Bernard H. Cherry as the Company’s Interim Chief Executive Officer, the Company no longer had a majority of independent directors as required by Nasdaq Marketplace Rule 4350(c)(1). To regain compliance with this rule, on November 21, 2007, Michael L Miller resigned from the Company’s board of directors, effective immediately. After Mr. Miller’s resignation, there are five members of the Company’s board of directors: Mr. Cherry (chairman), John C. Fox, Paul F. Koeppe, James H. Ozanne and Theodore Stern. Messrs. Koeppe, Ozanne and Stern are independent directors.

About Distributed Energy Systems Corp.

Distributed Energy Systems Corp. (NASDAQ: DESC) creates and delivers products and solutions to the emerging decentralized energy marketplace, giving users greater control over their energy cost, quality and reliability. The company delivers a combination of practical, ready-today energy solutions and the solid business platforms for capitalizing on the changing energy landscape. For more information visit http://www.distributed-energy.com.

Forward-Looking Statements

This press release contains forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. Statements contained herein concerning Distributed Energy’s goals, future revenue and profitability, financial sustainability, and anticipated growth and other statements that are not statements of historical fact may be deemed to be forward-looking information. Without limiting the foregoing, words such as “anticipates”, “believes”, “could”, “expect”, “intend”, “may”, “might”, “should”, “will”, and “would” and other forms of these words or similar words are intended to identify forward-looking information. Distributed Energy’s actual results may differ materially from those indicated by these forward-looking statements as a result of various important factors. Distributed Energy disclaims any obligation to update these forward-looking statements. Factors that could cause results to differ materially from those contained in Distributed Energy’s forward-looking statements include, but are not limited to, our failure to perform contracts for customers profitably, or complete development of our products, the failure of our products to achieve commercial acceptance, our inability to expand our production facilities, manufacture our products at commercially acceptable costs or establish distribution relationships, the impact of competitive products, and other factors detailed in Distributed Energy’s Form 10-Q for the quarter ended June 30, 2007, and other filings Distributed Energy may make from time to time with the SEC.